EXHIBIT 99.1
N E W S  R E L E A S E

March 28, 2011	Direct Inquiries To:
Paul O. Koether, Chairman
(682) 738-8112

KENT FINANCIAL SERVICES ANNOUNCES SUBSIDIARY’S ACQUISITION OF COMMERCIAL OFFICE BUILDING IN DALLAS

COLLEYVILLE, TEXAS – KENT FINANCIAL SERVICES, INC. (“Kent”) (NASDAQ – KENT) On March 22, 2011, Kent’s majority owned subsidiary, Kent International Holdings, Inc. (“Kent International”) acquired, through a subsidiary, the land and improvements located at 4211 Cedar Springs Road (the “Property”) in Dallas, Texas.  The Property was purchased for $4,325,000 in cash, exclusive of closing costs, from a private seller.  The property is a 39,829 square foot office building that is 100% leased to the General Services Administration (GSA).  Commencing with this purchase, Kent International intends to operate as a full service real estate corporation that owns and/or operates a variety of properties.  Kent International will seek to acquire additional properties, primarily in the Dallas/Fort Worth area; however, the search will not be limited to that market.

Kent International's primary strategy shall be to acquire properties that offer the potential for attractive yields and the opportunity for possible capital appreciation.  Kent International may buy these properties directly, through joint ventures, or as general partner in limited partnerships utilizing funds raised from accredited investors.  Kent International is currently engaged in discussions to enter into a joint venture to purchase a multi-family complex in the DFW area wherein they would obtain the majority of the general partnership interest as well as a majority of the limited partnership units.  Management cannot be certain that these discussions will result in a formal agreement.

Kent International will continue to evaluate other opportunities which would enable it to acquire the controlling interest in a small operating business with growth prospects.

This release contains forward-looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements.  Kent Financial Services cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectations on this date.